Exhibit (m)(29)

Trust Fund/SERV Agreement

This Trust Fund/SERV Agreement (the “Agreement”) is entered into as of this 17th day of March, 2017, by and between GMO Series Trust (“Fund”) with its principal place of business at 40 Rowes Wharf, Boston, MA 02110 and Ascensus Trust Company (“Trust Entity”) with its principal place of business at 1655 43rd Street South, Suite 100, Fargo, ND 58103.

As used in this Agreement, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

“Fund” shall mean the open-end investment company (together with one or more series or portfolios, collectively the “Funds”)

“Client-shareholders” shall mean those benefit plans and investment accounts, including retirement plans and health savings accounts (collectively, the “Plans”) which, in order to facilitate the purchase and redemption of shares of the Funds by such Plans and their participants (the “Participants”) , have entered into agreements with the Trust Entity to hold their respective interests in the Fund(s) through one or more accounts in the Fund(s) (individually an “Account” and collectively, the “Accounts”) on behalf of the Plans and the Participants.

Each reference in this Agreement to a Party shall refer to Trust Entity, Fund, the Funds or Client-shareholders as the context so requires regardless of whether defined by other terms in the Agreement.

WHEREAS, the Trust Entity is a trust company which acts as custodian and holder of the Accounts and possesses the authority to act on behalf of Client-shareholders;

WHEREAS, both Fund or its agent and Trust Entity are members of the National Securities Clearing Corporation ("NSCC") or otherwise have access to the NSCC's Fund/SERV system thru a registered clearing agency and to the NSCC’s Mutual Fund Settlement Entry and Verification system or its Defined Contribution Clearing and Settlement service;

WHEREAS, the Fund possesses the authority to bind the Funds:

WHEREAS, Fund/SERV permits the transmission of Participant trade and registration data between the Trust Entity and the Funds;

WHEREAS, the Fund and the Trust Entity desire to participate in Fund/SERV with each other.

NOW, THEREFORE, the Fund and the Trust Entity hereby agree as follows:

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I. OBLIGATIONS OF THE FUND AGENT

1.          Transactions Subject to Fund/SERV. On each business day that the New York Stock Exchange is open for business on which the Funds determine their per share net asset values (“Business Day”), the Fund or its agent shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, and registration instructions from the Trust Entity electronically through Fund/SERV (“Instructions”) without supporting documentation from the Client-shareholder in accordance with the terms and conditions set forth in the Statement of Operating Procedures attached hereto as Appendix 1. On each Business Day, the Fund shall accept for processing any Instructions from the Trust Entity and shall process such Instructions in a timely manner.

2.          Performance of Duties. The Fund shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC. The Fund shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Fund shall conduct each of the foregoing activities in a competent manner and in compliance with: (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV; and (b) the then current prospectuses and statements of additional information of the Funds..

3.          Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Confirmed trades and any other information provided by the Fund or its agent to the Trust Entity through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC. The Fund shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Fund.

4.          Notice of Prospectus and Statement of Additional Information Revisions. The Fund shall provide the Trust Entity with reasonable notice of any material revisions to the Funds’ prospectuses and statements of additional information as are necessary to enable the Trust Entity to fulfill its obligations under this Agreement.

II. OBLIGATIONS OF THE TRUST ENTITY

1.          Transactions Subject to Fund/SERV. Trust Entity certifies that (a) all Instructions delivered to Fund or its agent on any Business Day shall have been received by the Trust Entity from the Client-shareholder by the close of trading (currently 4:00 p.m. New York time) on the New York Stock Exchange (the “Close of Trading”) on such Business Day; (b) any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Fund or its agent on the next Business Day; and (c) all such Instructions received by it from a Client-shareholder by the Close of Trading on any Business Day will be delivered to Fund or its agent on such Business Day.

2.          Performance of Duties. The Trust Entity shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise

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established by the NSCC. The Trust Entity shall maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities and to otherwise comply with the terms of this Agreement. The Trust Entity shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC rules and procedures relating to Fund/SERV, and (b) the then current prospectuses and statements of additional information of the Funds. Trust Entity does not and will not provide investment, tax, legal or accounting advice, and will not provide marketing or distribution services.

3.          Accuracy of Information, Transmissions Through, and Access to Fund/SERV. Trade, registration, and if applicable, broker/dealer information provided by the Trust Entity to the Fund through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC. All instructions by the Trust Entity regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the Client-shareholder. The Trust Entity shall adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and to limit the access to, and the inputting of data into, Fund/SERV to persons specifically authorized by the Trust Entity.

4.          Information Relating to Fund/SERV Transactions. For each Fund/SERV transaction, including transactions establishing a Client-shareholder account with the Fund, the Trust Entity shall provide the Fund with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information) which the Trust Entity hereby certifies that to the best of its knowledge is true and correct. The Trust Entity shall maintain documents required by the Funds or by applicable law, rules or regulations to effect Fund/SERV transactions.

5.          As-Of Transactions. Processing errors which result from any delay or error caused by the Trust Entity may be adjusted through Fund/SERV by the Trust Entity by the necessary transactions on an as-of basis and the cost to the Fund or Fund of such transactions shall be borne by the Trust Entity; provided however, prior authorization must be obtained from the Fund if the transaction is back dated more than two Business Days after the transaction date.

6.          Trade Confirmation. Any information provided by the Fund or is agent to the Trust Entity electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10 and, as such, the Fund has the informed consent of the Trust Entity to suppress the delivery of this information using paper-media. The Trust Entity will promptly verify accuracy of confirmations of transactions and records received by the Fund through Fund/SERV.

7.          Shareholder Reports and Other Documents. Notwithstanding anything in this Agreement to the contrary, it is hereby understood and acknowledged that Trust Entity shall have no responsibility whatsoever to deliver to any Client-shareholder or Participant any report or other document. However, Trust Entity will provide Client-shareholders and Participants with access to Fund prospectuses and fact sheets either by providing access through (i) a website on which such documents are available; (ii) a link to such documents; and/or (iii) a link to a website

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maintained by the Funds at which such documents are available. Trust Entity will, upon Fund’s request, provide to Fund the names and addresses of Client-shareholders and Participants to enable Fund to distribute such documents to Client-shareholders and Participants if Fund desires.

III. INDEMNIFICATION

1. Fund. The Fund shall indemnify and hold harmless the Trust Entity, and each of the Trust Entity's affiliates and all of the divisions, subsidiaries, and the directors, officers, agents, employees and assigns of each of the foregoing against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Fund) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Funds Agent relating to Fund/SERV except to the extent the Trust Entity has acted negligently; (b) any material breach of the Fund’s representations or warranties contained in the Agreement; or (c) the Fund’s material failure to comply with any of the terms of this Agreement.

2. Trust Entity. The Trust Entity shall indemnify and hold harmless the Funds, the Funds' custodian, the Funds' investment adviser, the Funds’ transfer agent/shareholder servicing agent, and Fund, and each of their affiliated companies, and all of the divisions, subsidiaries, directors, trustees, officers, agents, employees and assigns of each of the foregoing against and from any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Trust Entity) to which any of them may be or become subject to as a result or arising out of (a) any negligent act or omission by the Trust Entity relating to Fund/SERV except to the extent the Fund has acted negligently; (b) any material breach of the Trust Entity’s representations or warranties in this Agreement; (c) Trust Entity’s material failure to comply with any of the terms of this Agreement(s) or (d) the Fund’s acceptance of any transaction or account maintenance information from the Trust Entity through Fund/SERV to the extent that Trust Entity negligently or willfully delivered inaccurate information, or failed to deliver the information in good order.

3. Limitation of Damages. Notwithstanding anything in this Agreement to the contrary, no Party shall be liable to the other for any consequential, special, indirect or punitive damages, liabilities or losses, even if advised of the possibility thereof.

4. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any Party indemnified hereto with respect to which such Party ("Indemnified Party") may make a claim against any other Party hereto ("Indemnifying Party") pursuant to this Section III, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (a) the Indemnifying Party shall keep the Indemnified

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Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (b) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (c) the indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

IV. MISCELLANEOUS

1. Overpayments to the Trust Entity. In the event any overpayment is made to the Trust Entity by the Fund, the Trust Entity shall use commercially reasonable efforts to cooperate with Fund to collect from the applicable Participant the amount of such overpayment and remit to the Fund after the Trust Entity receives notice of such overpayment.

2. Overpayments to the Fund. In the event any overpayment is made to the Fund by the Trust Entity, the Fund shall promptly repay such overpayment to the Trust Entity after the Fund receives notice of such overpayment.

3. Termination; Amendment. This Agreement shall continue in effect until terminated. The Fund or Trust Entity may terminate this agreement at any time by written notice to the other 30 days prior to the termination date, but such termination shall not affect the payment or repayment of fees on transactions, if any, prior to the termination date. Termination also will not affect the indemnities given under this Agreement. This Agreement may be amended at any time by mutual agreement of both parties.

4. Conflicting Agreements. Except with respect to the provisions of this Agreement contained in Paragraph 6 of this Section IV, any provision of this Agreement and the Statement of Operating Procedures, or other understanding between the Fund and the Trust Entity relating to Fund/SERV that is inconsistent with this Agreement shall be null and void. Nothing contained in this Agreement, however, shall be construed to limit or restrict either Party’s compliance with any law, regulation or order to which the Party is subject or to prevent the Parties from supplementing this Agreement by agreeing to additional duties, obligations, representations, warranties and/or higher standards of care with respect thereto.

5. Assignment. Neither the Fund nor the Trust Entity may assign this Agreement without the prior written consent of the other Party, and any attempted assignment without such consent shall be null and void; provided, however, a change in control of either Party shall not constitute an assignment of this Agreement. Notwithstanding anything in this Agreement to the contrary, Trust Entity shall have the right to delegate some or all of its services set forth in this Agreement.

6. Law. This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles.

7. Severability. If any provision of this Agreement is held to be invalid, the remaining

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provisions of the Agreement shall continue to be valid and enforceable.

8. Notice. Any notice or amendment required or permitted hereunder shall be in writing and shall be given by personal service, mail, or facsimile to the other Party at the address set forth below (or such other address as the Fund or the Trust Entity may specify by written notice to the other). Notice shall be effective upon receipt if by mail, on the date of personal delivery (by private messenger, courier service or otherwise), or upon receipt of facsimile, whichever occurs first at:

Trust Entity: Ascensus Trust Company

P.O. Box 10758

Fargo, ND 58106

Attn: Mutual Funds

With a copy to:

ASCENSUS, INC.

165 Passaic Avenue

Fairfield, NJ 07004

Attn: General Counsel

Fund: GMO Series Trust

40 Rowes Wharf

Boston, MA 02110

Attn:   Shareholder services with a copy to the General Counsel

9. Waiver. The failure of a Party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.

10. No Agency or Sale of Securities. Neither Party shall be authorized to act for or represent the other or in any way be deemed an agent or partner of the other. The services contemplated by this Agreement do not constitute the sale of securities between the Parties.

11. Insurance by Trust Entity. At all times Trust Entity shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Trust Entity’s employees.

12. Insurance by Fund. At all times the Fund shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder. Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of the Fund’s employees.

13. Force Majeure. Neither Party will be liable to the other for any delay or failure in

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performance caused by acts beyond the non-performing Party’s control, including without limitation acts of God or public enemy, act of any military, civil or regulatory authority, act of terrorism, change in any law or regulation, fire, flood, tornado, earthquake or storm, or other like event, disruption or outage of communications, power or other utility or labor strikes.

14. Confidentiality. Each Party shall treat confidentially the terms and conditions of this Agreement and all information provided by each Party to the other regarding its business and operations and all information provided by each Party to the other pursuant to this Agreement. All confidential information provided by a Party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior written consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, that is known to the receiving party prior to entering into this Agreement, is received from some other source not a party to this Agreement or is required to be disclosed by or to any regulatory authority, any auditor of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed as of the date first above written.

GMO Series Trust*

By:	/s/ Megan Bunting
Title:	V.P. and Asst Clerk
Date:	3/17/17

*GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

Ascensus Trust Company

By:	/s/ Laura Sherry
Title:	V.P.
Date:	3/17/2017

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APPENDIX 1

Statement of Operating Procedures
Trust Processing

The Statement of Operating Procedures defines the account relationships for trust processing. The Trust Entity will determine the account relationships.

Example #1 - Fund Account with Trust Relationships but NO B/D Defined

Registration:	Trust Co FBO	Clearing/Settling Broker: Trust Entity
	Client-Shareholder	Trust Entity: Defined on Account
	Trust Co Address	Agent for Firm (Executing Broker): None

Fund accepts trades and gross settlements through Fund/SERV directly from the Trust Entity.

Example #2 - Fund Account with Trust and B/D Relationship Defined

Registration:	Trust Co FBO	Clearing/Settling Broker: Trust Entity
	Client-Shareholder	Trust Entity: Defined on Account
	Trust Co Address	Agent for Firm (Executing Broker): Defined on Account

Fund accepts trades and gross settlements through Fund/SERV directly from the Trust Entity. Fund accepts trades and net settlements through Fund/SERV from the Broker Dealer.

Fund is required to send activity files to the non-settling party.

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